TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”) is made and entered into this 15th day of October 2018 (the “Effective Date”), by and between Electronics For Imaging, Inc., a Delaware corporation (the “Company”), and Guy Gecht (“Executive”).

RECITALS
Executive is currently employed by the Company as its Chief Executive Officer and President. Executive desires to resign from these positions with Company on the terms and conditions set forth herein.
Executive and the Company are parties to an Executive Employment Agreement dated as of January 27, 2014 (the “Current Employment Agreement”), an Indemnity Agreement dated as of February 15, 2008 (the “Indemnity Agreement”), and an Employment, Confidential Information and Invention Assignment Agreement dated November 6, 1995 (the “1995 Confidentiality Agreement”).
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and Executive agree as follows:
1.    Retirement. Executive hereby voluntarily resigns his position as Chief Executive Officer and President of the Company, resigns from his employment with the Company, and resigns and from each and every other position (as an officer, director, employee, member, manager and in any other capacity) with the Company and each of its affiliates that Executive may hold (other than as a member of the Company’s Board of Directors (the “Board”)), effective on the Effective Date.
2.    Compensation. Executive agrees that the Company has paid Executive all wages, bonuses, commissions and any other compensation earned by Executive during his employment with the Company (or any of its affiliates). Following the Effective Date, Executive will not be entitled to receive any further compensation or benefits arising out of his employment or any other relationship with the Company or any of its affiliates, except (a) as provided for in the Consulting Agreement (as defined in Section 3), and (b) compensation that Executive may be entitled to for his service after the Effective Date as a non-employee member of the Board (which will be in accordance with the Company’s compensation arrangements for its non-employee directors, as approved by the Board and as in effect from time to time (the “Director Compensation Policy”)). For clarity, as Executive has previously been employed by the Company and previously served on the Board, he will not be entitled to an initial equity award in connection with becoming a non-employee director, but will be entitled in the future (so long as he serves on the Board) to regular annual equity awards and cash compensation to the extent provided in the Director Compensation Policy. Executive agrees to promptly submit any business expenses he incurred during his employment with the Company (to the extent not previously reimbursed) in accordance with the Company’s expense reimbursement policies.

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Executive’s coverage under the Company’s group healthcare insurance plan will end on October 31, 2018; provided, however, that Executive will be eligible to continue healthcare coverage for Executive and his eligible dependents under the Company’s group health insurance plans in accordance with COBRA commencing on November 1, 2018, provided that Executive makes a timely election for COBRA coverage and Executive pays the monthly COBRA premiums necessary to continue such coverage.
3.    Consulting Agreement. Concurrently with entering into this Agreement, Executive and the Company are entering into the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”). Executive acknowledges and agrees that the Consulting Agreement (including, without limitation, the continued vesting of Executive’s equity awards previously granted by the Company to the extent set forth in the Consulting Agreement and subject to the terms and conditions of the Consulting Agreement, and regardless of the actual term the consulting services pursuant to the Consulting Agreement are provided) constitutes payments and benefits that Executive would not otherwise be entitled to receive without entering into this Agreement and constitutes valuable and adequate consideration for the terms, conditions, and releases provided by Executive in this Agreement. Notwithstanding anything to the contrary in the Consulting Agreement, if Executive revokes this Agreement (or any portion of it) pursuant to Section 6 or any revocation right provided by applicable law, then the Consulting Agreement shall be void and of no effect.
4.    Confidentiality Agreement; Indemnity Agreement; Employment Agreements. Concurrently with entering into this Agreement, Executive and the Company are entering into a Confidential Information and Invention Assignment Agreement dated as of the Effective Date (the “New Confidentiality Agreement”). The New Confidentiality Agreement shall continue in full force and effect in accordance with its terms. As a material condition of this Agreement, Executive represents and agrees that he has not previously breached the 1995 Confidentiality Agreement or the New Confidentiality Agreement, and he agrees to observe and abide by the terms of the New Confidentiality Agreement. The Indemnity Agreement shall remain in full force and effect in accordance with its terms. The Current Employment Agreement is hereby terminated, and neither Executive, the Company, nor any Company affiliate shall have any further right, benefit or obligation under the Current Employment Agreement; provided that the second paragraph of Section 10 of the Current Employment Agreement continues in effect. For clarity, all other employment agreements between Executive and the Company were previously terminated and neither the Executive, the Company, nor any Company affiliate has any right, benefit or obligation under any such other employment agreement.
5.    Release of Claims. Executive agrees that the consideration provided for above in Section 3 represents settlement in full of all outstanding obligations owed to Executive by the Company, each of the Company’s affiliates, and each of the officers, directors, agents and employees of the Company and each of its affiliates, and is satisfactory consideration for the release of claims set forth herein. On behalf of himself, and each of his heirs, family members, executors and assigns, Executive hereby fully and forever releases the Company, and each of its parent, subsidiary and affiliated companies, past and present, and their successors, and each of its and their respective officers, agents, directors, employees, investors, stockholders, administrators, attorneys, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (the “Releasees”), from, and agree not to sue concerning, or in any manner to institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any

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claim, charge or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date (collectively, “Claims”) including, without limitation, (i) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (ii) any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to the Current Employment Agreement and any prior employment agreements); breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (iii) any and all Claims for or arising out of any violation of any federal, state or municipal law, regulation, ordinance, constitution or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Business & Professions Code; and the California Labor Code; (iv) any and all Claims for severance pay, bonus, sick leave, holiday pay, vacation pay, paid time off, life insurance, health and/or medical insurance or any other fringe benefit; and (v) any and all Claims for attorneys' fees, costs and penalties. This release does not extend to any claims that cannot be released as a matter of applicable law, any claims for any breach of any obligations of the Company arising under this Agreement or any claims arising after the date of this Agreement.

6.    ADEA Waiver. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended (the “ADEA”), which have arisen on or before the date that he signs this Agreement. Executive further acknowledges and agrees that:

(a)    In return for this Agreement, Executive will receive compensation beyond that which Executive was already entitled to receive before entering into this Agreement;
(b)    Executive is hereby advised in writing to consult with an attorney before signing this Agreement;
(c)    Executive is hereby informed that (i) Executive has 21 days within which to consider the Agreement, (ii) the 21-day period to consider this Agreement will not re-start or be extended if any changes (whether material or immaterial) are made to this Agreement after the date it is first provided to Executive, and (iii) if Executive signs this Agreement before the end of such 21-day period, Executive acknowledges and agrees that Executive will have done so voluntarily and with full knowledge that Executive was waiving his right to have 21 days to consider this Agreement;

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(d)    Executive is hereby informed that he has seven (7) days following the date that he signs this Agreement in which to revoke this waiver of ADEA claims, and that this waiver of ADEA claims will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company (delivered to its Chief Executive Officer) during the seven-day revocation period. In the event that Executive exercises his right to revoke this Agreement, the Agreement shall be null and void and neither the Company nor Executive will have any rights or obligations under this Agreement and Executive will not be entitled to the benefits set forth in Section 3; and
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
7.    Waiver of Unknown Claims. Executive acknowledges that, by signing this Agreement, he intends for the general release of claims in Section 5 above to extend to each and every Claim, demand and cause of action hereinabove specified (and that are not specifically excluded above), including but not limited to claims that are unknown or unsuspected by him. In so doing, Executive expressly acknowledges that he is knowingly waiving rights he may have under any applicable state, federal or local law that restricts the right of a person to waive unknown or unsuspected claims, including but not limited to California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

8.    No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Releasees. Executive also agrees to opt out of any class or representative action and to take such other steps as he has the power to take to disassociate himself from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the matters released hereinabove.

9.    Cooperation. Executive agrees to cooperate with the Company and its affiliates, including as may be reasonably necessary in the defense, prosecution or investigation of any actual or potential claim, demand, dispute, lawsuit, arbitration, subpoena, grievance or other legal proceeding (collectively “Disputes”) initiated or currently in progress by or against the Company or any of its affiliates; in connection with any audit of the Company’s financial statements relating to a period of time he was employed by the Company; in connection with any ongoing activity related to, or resignations from, any boards of directors of the Company’s subsidiaries of which Executive may be a member; and in connection with the orderly transition of his duties.

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10.    Protected Rights. Executive understands that nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, by signing this Agreement, Executive waives his right to recover individual relief based on any claims asserted in such a charge or complaint with the exception that this Agreement does not limit Executive’s right to receive an award for information provided to any Government Agency authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action. Notwithstanding anything to the contrary herein, consistent with the federal Defend Trade Secrets Act of 2016 (“DTSA”), nothing in this Agreement or the Confidentiality Agreement is intended to limit Executive’s right (a) to disclose the Company’s trade secrets in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (b) to disclose the Company’s trade secrets in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such trade secrets, except pursuant to court order.

11.    No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all potential disputed claims as to the released matters set forth in Section 5 above. No action taken by the Company, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

12.    No Liens. Executive represents and warrants that (a) he has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement; and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released herein.

13.    Miscellaneous.
13.1    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
13.2    Amendments. This Agreement may not be modified or amended except in a writing signed by an authorized officer of the Company and by Executive.
13.3    No Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

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13.4    Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
13.5    Assignment and Successors.
(a)    This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives.
(b)    The Company may assign its rights and obligations under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
13.6    Tax Matters. The Company and Executive intend that all payments made and benefits provided under this Agreement are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The payments and benefits referenced and provided for in this Agreement are subject to all applicable withholding requirements. Except for the Company’s withholding right, Executive will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Agreement.
13.7    Entire Agreement. This Agreement, together with the second paragraph of Section 10 of the Employment Agreement, the Indemnity Agreement, the Confidentiality Agreement, and the Consulting Agreement (together, the “Integrated Agreement”), embodies the entire agreement of the parties hereto respecting the matters within its scope and is an integrated agreement. The Integrated Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof or of any portion of the Integrated Agreement shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent with the Integrated Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. The Integrated Agreement is a fully integrated agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth in the Integrated Agreement. Any written agreement evidencing an equity award previously granted by the Company to Executive is outside of the scope of the integration provisions of the preceding paragraph as to the terms and conditions of the award evidenced by such agreement, as modified by the Consulting Agreement.

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13.8    Interpretation. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
13.9    Review of Agreement. Each party recognizes that this is a legally binding contract and acknowledges and agrees that it or he, as the case may be, party has had the opportunity to consult with legal counsel of its or his own choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive specifically agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
13.10    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic transmission (including e-mail) if sent during normal business hours of the recipient, if not, then on the next business day; (iii) two days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent: (x) if to the Company, to the Company at the address of its principal executive offices and to the attention of its Chief Executive Officer, (y) if to Executive, to Executive at his last address as reflected in the Company’s payroll records, or (z) in either case, at such other address as such party may designate by ten days advance written notice to the other party hereto.
13.11    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
13.12    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
13.13    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Either party may execute this letter agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party. Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this letter agreement shall be deemed an original signature for purposes of this letter agreement, and shall

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be binding upon the party transmitting its or his signature by facsimile or e-mail (via PDF format).
[The remainder of this page has intentionally been left blank.]

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the Effective Date first set forth above.

“EXECUTIVE”

/s/ Guy Gecht
Guy Gecht

“COMPANY”

Electronics For Imaging, Inc.,
a Delaware corporation

By:    /s/ Alex Grab

Its:    CORPORATE SECRETARY
CHIEF LEGAL OFFICER

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EXHIBIT A
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into this 15th day of October 2018 (the “Effective Date”), by and between Electronics For Imaging, Inc., a Delaware corporation (the “Company”), and Guy Gecht (“Consultant”).
RECITALS
Concurrently with entering into this Agreement, Consultant and the Company are entering into a Transition Agreement (the “Transition Agreement”). The Company and Consultant desire to enter into a relationship whereby Consultant will provide to the Company certain services as the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer (the “CEO”) may request from time to time (the “Services”) on the terms set forth in this Agreement.
It is the parties’ intention that Consultant, in performing the Services, be an independent contractor and that Consultant not be employed by the Company, and that, to the fullest extent allowed by law, Consultant retain sole and absolute discretion and judgment in the manner and means of performing the Services.
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Company and Consultant agree as follows:
1.    Appointment as Consultant. The Company hereby appoints Consultant to act as an independent consultant to provide the Services. Consultant hereby accepts such engagement. The Services may include, as requested by the Board or by the CEO, Consultant’s reasonable cooperation regarding the transition of his former duties to the Company, reasonable cooperation with respect to any litigation or audits of the Company or any of its subsidiaries, and advice as to such matters as the Board or the CEO may request from time to time.
2.    Independent Contractor Status. Consultant and the Company agree that, with respect to the performance of the Services, Consultant is not an employee of the Company for any purpose whatsoever, including state and federal taxes and workers’ compensation insurance. Neither this Agreement, the relationship created between the parties hereto pursuant to this Agreement, nor any course of dealing between the parties hereto is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship between the Company and Consultant. The Company is interested only in the results obtained by Consultant, who shall have sole control of the manner and means of performing under this Agreement. Consultant does not have any authority to bind the Company by contract or otherwise.
3.    Nature of Consultant's Relationship to the Company. Consultant is engaged in Consultant’s own business independent of the Company, and the nature of Consultant’s independent contractor relationship with the Company shall be further defined as follows:

(a)    Fringe Benefits. Consultant shall not receive any fringe benefits under this Agreement whatsoever, and accordingly, shall receive no insurance benefits (medical, dental or otherwise), disability income, vacation, holiday pay, sick pay, or any other benefits. Consultant hereby waives the right to receive any such benefits that the Company provides to its employees.
(b)    Workers’ Compensation. Consultant shall be solely responsible for compensating any employee of Consultant. Consultant shall be solely responsible with respect to reporting and withholding as to any compensation or benefits for any such employee. No employee of Consultant shall have any right to any compensation or benefit from the Company, and the Company shall have no obligation as to any compensation or benefit for any employee of Consultant. Consultant is not (and any employees employed by Consultant are not) entitled to worker’s compensation benefits or unemployment compensation benefits provided by the Company. Consultant shall be solely responsible for the payment of Consultant’s worker’s compensation, unemployment compensation, and other such payments for Consultant and any employees of Consultant. The Company will not pay for worker’s compensation for Consultant or any employees of Consultant. the Company will not contribute to a state unemployment fund for Consultant or any employee of Consultant. The Company will not pay the federal unemployment tax for Consultant or any employee of Consultant.
(c)    Consultant’s Expenses. Consultant shall be responsible for any expenses incurred by Consultant in performing the Services hereunder, except that the Company shall reimburse Consultant for any travel-related expenses incurred by Consultant in connection with any travel requested by the Company. Consultant agrees to promptly submit to the Company customary documentation to substantiate any such travel-related expenses, and the Company will make any required reimbursement payment promptly after receiving such documentation from Consultant.
(d)    Records. Consultant shall maintain Consultant’s own books and records in whatever format Consultant elects provided such books and records conform to the requirements of federal and state laws.
(e)    Non-Exclusivity of Services. Consultant is free to pursue any and all outside activities and/or employment as Consultant desires, and the Company acknowledges that Consultant may be involved in other business activities, contracting and/or employment, provided, that Consultant complies with Sections 6 through 11 below and Consultant’s Confidential Information and Invention Assignment Agreement with the Company.
4.    Term. The term of the Services (the “Term”) shall commence on the date hereof and shall continue until the first to occur of (i) a Change of Control (as defined below), and (ii) March 31, 2020. However, if on or before March 31, 2020, the Company enters into an agreement for a transaction that, if consummated, would constitute a Change of Control, but the Change of Control does not occur on or before March 31, 2020 and such agreement has not expired or terminated on or prior to March 31, 2020, the Term will automatically extend beyond March 31, 2020 and continue until the first to occur of (i) the closing of the Change of Control transaction, and (ii) the date on which the Change of Control transaction agreement expires or terminates without the Change of Control transaction having been closed (unless the Change of Control transaction agreement expires or terminates without the Change of Control transaction having been closed because a more attractive offer is received from a different party, in which case the Term would continue until the closing of the Change of Control transaction or the expiration or termination of the Change of Control transaction agreement with the new party). In all cases, however, the Term will end earlier upon the death of Consultant.
For purposes of this Agreement, “Change of Control” means the occurrence of any of the following after the Effective Date:
(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, a “Person”), alone or together with its affiliates and associates, including any group of persons which is deemed a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company or any subsidiary thereof), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Ac, referred to herein as “Beneficially Own” or “Beneficial Owner” as the context may require) of fifty percent (50%) or more of (i) the then outstanding shares of the Company’s common stock (“Outstanding Company Common Stock”) or (ii) securities representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (“Outstanding Company Voting Securities”) (in each case, other than an acquisition in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change of Control under, clause (b) below); or
(b)    Consummation of any merger, consolidation, reorganization or other extraordinary transaction (or series of related transactions) involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), (2) no Person (excluding any entity resulting from such Business Combination or a Parent) Beneficially Owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity.
5.    Treatment of Equity Awards.
(a)    Exhibit I hereto sets forth, for each equity award granted by the Company to Consultant that is outstanding on the Effective Date (an “Equity Award”), the number of stock units remaining subject to the award as of the Effective Date (in the case of performance-based restricted stock units, at the applicable “target” level).

(b)    In accordance with the existing terms of such awards, the Equity Awards will continue to vest during the Term. In accordance with the existing terms of such awards, the termination of employment/service rules applicable to the Equity Awards will apply when the Term ends. However, as to any Equity Awards granted after 2016, if Consultant is a member of the Board at the time the Term ends, and Consultant continues to serve on the Board following the end of the Term, in accordance with the existing terms of such awards the termination of employment/service rules applicable to those awards will apply when Executive’s service as a member of the Board ends. For clarity, as to any such award that was granted subject to performance-based vesting conditions, the applicable performance-based vesting conditions shall continue to apply. The Compensation Committee of the Board will determine the vesting level of any Equity Award with performance-based vesting conditions not later than the March 31 of the calendar year immediately following the calendar year in which the applicable performance period ends.
(c)    If a Change of Control of the Company occurs during the Term, Consultant’s Equity Awards, to the extent outstanding and unvested immediately prior to the Change of Control, will fully vest upon (or, as may be necessary to give effect to the acceleration, immediately prior to) the Change of Control and, in such circumstances: (1) any performance-based vesting requirements applicable to such portion of such Equity Awards as to any performance period that has not ended prior to the date of such Change of Control shall be deemed satisfied at the applicable target level of performance; and (2) the portion of such Equity Awards that becomes vested in connection with such Change of Control shall be settled in accordance with the terms of the applicable award upon or as soon as practical after such Change of Control.
6.    Inventions.
(a)     Disclosure to the Company. Consultant agrees to promptly disclose to the Company (or any persons designated by it) any discovery, development, design, improvement, invention, formula, algorithm, process, technique, method, software, program, know‑how or data, whether or not patentable or registrable under copyright or similar statutes (collectively, “Properties”), made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others that (a) was developed using any trade secret or Confidential Information of the Company or any of its subsidiaries, (b) results from any work performed by Consultant for, or on behalf of, the Company while the Services are being performed, or (c) was developed during the Term and relates at the time of conception or reduction to practice to the Company’s (or any of the Company subsidiary’s) business or its actual or demonstrably anticipated research or development. All such Properties described above are collectively referred to in this Agreement as “Inventions.”
(b)     Proprietary Interests. Consultant agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection with such Inventions. Consultant agrees not to use in Consultant’s work for the Company any Properties owned by Consultant that have been made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, prior to Consultant’s engagement by the Company unless such Properties are assigned to the Company.
(c)     Assignment of Proprietary Interests. All materials prepared or developed by Consultant in connection with this Agreement, including documents, source code, calculations, sketches, notes, reports, data, models and samples, shall be the property of the Company, whether delivered to the Company or not, and shall, together with any materials furnished to Consultant by the Company hereunder, be delivered to the Company upon request and, in any event, upon expiration or termination of the Term. Consultant hereby assigns to the Company and/or its assigns any right, title and interest Consultant may have or acquire in the Inventions together with all Moral Rights that Consultant may have in any Inventions, and agrees to assist the Company and its assigns in every proper way (but at the expense of the Company or its assigns) to obtain and enforce patents, copyrights and other rights and protections relating to such Inventions and/or Moral Rights in any and all countries and to further carry out the provisions of this Agreement. For purposes of this Agreement, “Moral Rights” means any right or claim to authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world or under any treaty. Consultant waives and agrees not to assert against the Company, its successors or licensees, any and all Moral Rights Consultant may have or acquire in any Invention or Confidential Information.
(d)     Special Power of Attorney. If the Company or its assigns is unable, after reasonable effort, to secure Consultant’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to any Invention, whether because of Consultant’s absence, physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints the Company and its assigns, and their duly authorized officers and agents, and each of them, as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights or protections thereon with the same legal force and effect as if executed by Consultant. Consultant acknowledges that the foregoing special power of attorney is coupled with an interest of the Company and its assigns in the subject of the special power.
7.     Work for Others. Consultant represents that Consultant will not bring to the Company (or any of its subsidiaries), and will not use in the performance of the Services, any materials or documents, discoveries, developments, designs, improvements, inventions, processes, techniques, methods, software, know‑how or other data of any current or former employer that may be patentable or copyrightable or that are not generally available to the public, unless Consultant has obtained the express written consent of Consultant’s current or former employer for their possession and use. Moreover, Consultant represents that Consultant’s performance as a consultant of the Company does not and will not breach any agreement or relationship of trust and confidence Consultant may have with any third party, whether oral, written or implied. Consultant agrees that Consultant has not entered into, and that Consultant will not enter into, any agreement in conflict with this Agreement.
8.    No Breach of Contract. Consultant hereby represents to the Company that: (i) the execution and delivery of this Agreement by Consultant and by the Company and the performance by Consultant of the Services hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Consultant is a party or otherwise bound or any judgment, order or decree to which Consultant is subject; (ii) that Consultant has no information (including, without limitation, confidential information and trade secrets) relating to any other individual, company or other entity which would prevent, or be violated by, Consultant entering into this Agreement or performing the Services hereunder; (iii) Consultant is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other individual, company or other entity which would prevent, or be violated by, Consultant entering into this Agreement or Consultant performing the Services hereunder; and (iv) Consultant understands the Company will rely upon the accuracy and truth of the representations and warranties of Consultant set forth herein and Consultant consents to such reliance.
9.    Confidential Information. Consultant agrees that during the Term and at all times thereafter, (a) Consultant shall not disclose any Confidential Information (as defined below) to any other person or business entity, whether or not employed by the Company, unless (i) such other person is an employee of the Company and then only if such communication shall be required to perform the duties required of Consultant pursuant to this Agreement or (ii) such other person is not an employee of the Company, and then only if such communication has previously been specifically authorized in writing by the Company; and (b) Consultant shall refrain from publishing information containing Confidential Information or from assisting in the publication of such information by others, unless Consultant first obtains the Company’s written consent. Even if a communication or publication has been specifically authorized by the Company, in no event shall Consultant communicate any Confidential Information to persons who are not Company employees if Consultant could reasonably foresee that such communication of any Confidential Information to persons who are not Company employees would adversely affect the Company’s business. For purposes of this Agreement, the term “Confidential Information” includes but is not limited to the Company’s (as well as each of its subsidiary’s) modes and methods of conducting its business and marketing activities, its trade secrets, customer lists, investor lists, partner lists, copyrighted and non-copyrighted or non-protected computer, contracts, contract terms and negotiations, software programs, techniques of operation, financial structure and information, inventions, improvements, technical developments, trademarks, designs, formulae, processes, computer programs, know-how, techniques, data, discoveries, copyrightable works, business plans and other information, personnel information (including the compensation, job performance, skills, expertise, and discipline of employees and consultants of the Company and each of its subsidiaries), and documents regarding the business or technology of the Company (or any of its subsidiaries). Consultant acknowledges and agrees that Confidential Information is and shall at all times remain the Company's property. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prevent Consultant from (i) reporting Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) disclosing Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Consultant does not otherwise disclose such Confidential Information, except pursuant to court order.
10.    No Competition During Consulting Term. Consultant acknowledges that Consultant is familiar with, and during the Term Consultant will continue to have access to, the Company’s trade secret, confidential and proprietary information. Therefore, during the Term, Consultant shall not, provide services to (whether as an employee, advisor, director, officer, or a consultant, with or without pay) or own, manage, operate, join, control, participate in, or be connected with (as a stockholder, member, partner, or otherwise), any person or entity that competes directly with the business of the Company (the “Restricted Business”); provided, however, that the “beneficial ownership” by Consultant, either individually or as a member of a “group” as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than two percent (2%) of the voting stock of any publicly held corporation that engages in the Restricted Business shall not alone constitute a violation of this paragraph. Consultant acknowledges and agrees that the covenants in this Section 10 are reasonable and necessary to protect the Company’s trade secrets, confidential information and proprietary information.
11.    Non-Solicitation of Personnel. Consultant recognizes that he possesses and will possess Confidential Information about employees and other consultants of the Company and its subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers and business partners of the Company and its subsidiaries. Consultant recognizes that the information he possesses and will possess about these employees and other consultants is not and will not be generally known, is of substantial value to the Company and in developing its business and in securing and retaining customers and business partners, and has been and will be acquired by Consultant because of Consultant’s business position with the Company. Consultant agrees that, during the Term and for a period of twelve months thereafter, Consultant will not, directly or indirectly, solicit, recruit, induce, or encourage or attempt to solicit, recruit, induce, or encourage any employee of the Company or any of its subsidiaries to terminate his or her employment or any other relationship with the Company (or Company subsidiary, as the case may be) or otherwise interfere with their relationship with the Company or the Company’s subsidiaries.
12.    Remedies. Consultant acknowledges and agrees that any violation by Consultant of any of the provisions in Sections 6, 7, 9, 10 or 11 of this Agreement would cause the Company to suffer irreparable harm and that money damages would not be an adequate remedy for any such breach. Therefore, in the event a breach or threatened breach of any provision of Sections 6, 7, 9, 10 or 11 of this Agreement, the Company and its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof.
13.    Miscellaneous.
13.1    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
13.2    Amendments. This Agreement may not be modified or amended except in a writing signed by an authorized officer of the Company and by Consultant.
13.3    No Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
13.4    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13.5.    Assignment and Successors.
(a)    This Agreement is personal to Consultant and shall not be assignable by Consultant. This Agreement shall be binding upon Consultant’s heirs, executors, administrators and other legal representatives.
(b)    The Company may assign its rights and obligations under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
13.6.    Tax Matters. The Company and Consultant intend that all payments made and benefits provided under this Agreement are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The payments and benefits referenced and provided for in this Agreement are subject to all applicable withholding requirements. Except for the Company’s withholding right, Consultant will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Agreement.
13.7.    Entire Agreement. This Agreement, together with the Transition Agreement, second paragraph of Section 10 of the Employment Agreement (as defined in the Transition Agreement), the Indemnity Agreement (as defined in the Transition Agreement), and the Confidentiality Agreement (as defined in the Transition Agreement) (together, the “Integrated Agreement”), embodies the entire agreement of the parties hereto respecting the matters within its scope and is an integrated agreement. The Integrated Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof or of any portion of the Integrated Agreement shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent with the Integrated Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. The Integrated Agreement is a fully integrated agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth in the Integrated Agreement. Any written agreement evidencing an equity award previously granted by the Company to Consultant is outside of the scope of the integration provisions of the preceding paragraph as to the terms and conditions of the award evidenced by such agreement, as modified pursuant to Section 5 above.
13.8.    Interpretation. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
13.9.    Review of Agreement. Each party recognizes that this is a legally binding contract and acknowledges and agrees that it or he, as the case may be, party has had the opportunity to consult with legal counsel of its or his own choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Consultant specifically agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
13.10.    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic transmission (including e-mail) if sent during normal business hours of the recipient, if not, then on the next business day; (iii) two days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent: (x) if to the Company, to the Company at the address of its principal executive offices and to the attention of its Chief Executive Officer, (y) if to Consultant, to Consultant at his last address as reflected in the Company’s payroll records, or (z) in either case, at such other address as such party may designate by ten days advance written notice to the other party hereto.
13.11.    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
13.12.    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
13.13.    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Either party may execute this letter agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party. Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this letter agreement shall be deemed an original signature for purposes of this letter agreement, and shall be binding upon the party transmitting its or his signature by facsimile or e-mail (via PDF format).
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IN WITNESS WHEREOF, Consultant and the Company have executed this Agreement as of the Effective Date first set forth above.
“CONSULTANT”

/s/ Guy Gecht
Guy Gecht

“COMPANY”

Electronics For Imaging, Inc.,
a Delaware corporation

By:    /s/ Alex Grab

Its:    CORPORATE SECRETARY
CHIEF LEGAL OFFICER

OMM_US:76482359.6

EXHIBIT I

Performance-Based Restricted Stock Units:

Grant Date	Target Number of Restricted Stock Units Granted*
August 25, 2016	40,900
August 25, 2016	27,266
December 8, 2017	48,606
December 8, 2017	48,606
August 29, 2018	41,116
August 29, 2018	41,116

* Vesting of each award is subject to, among continued service-based vesting conditions, performance-based vesting conditions. 0% to 150% of the applicable target number of restricted stock units subject to the award could become eligible to vest as a result of the performance-based vesting conditions.

Restricted Stock Units:

Grant Date	Number of Restricted Stock Units Outstanding**
August 25, 2016	34,083
December 8, 2017	48,606
August 29, 2018	41,116

** Vesting of the award is subject to service-based vesting conditions. The total number of restricted stock units outstanding and subject to the award as of the Effective Date is shown (i.e., not including any restricted stock units subject to the award that vested prior to the Effective Date).

* * *